Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-262714) of Solid Power, Inc. of our report dated March 23, 2022, with respect to the consolidated financial statements of Solid Power, Inc. included in this Annual Report (Form 10-K) of Solid Power, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Denver, CO

March 23, 2022